Exhibit 10.2

OFFER OF EMPLOYMENT

Mr. Nickie Lee Stanage

20807 Decatur Street

Cassopolis, Michigan 49031

July 22, 2013

Dear Nick:

With the announced retirement of Mr. David Berges at the end of this year and his stepping down as Chief Executive Officer July 31, 2013, the Board of Directors is pleased to offer you the position as successor Chief Executive Officer, effective August 1, 2013, on new terms of employment as outlined in this offer letter. If the arrangements contemplated in this letter are acceptable to you—and the entire board hopes that you will find it so—please sign and return a copy of this letter to Mr. Rob Hennemuth.

Terms of Employment

(A)                               Effective August 1, 2013, you shall serve as Chief Executive Officer of the Company and shall have such duties, responsibilities and authority consistent with such position as may, from time to time, be assigned to you by the Board of Directors of the Company.  You shall devote substantially all your working time and effort to the business and affairs of the Company, and shall sit on boards or like bodies of other entities only with the consent of the Company’s Board of Directors. Your principal location for performance shall be the Company’s headquarters in Stamford Connecticut.

(B)                               Your initial base salary will be $775,000 annually, payable in accordance with the Company’s normal payroll cycle. Starting in January 2015, your salary will be reviewed periodically, but not less than annually, and will be subject to change by the Compensation Committee of the Board of Directors.

(C)                               Your cash bonus target award under the Company’s Management Incentive Compensation Plan (“MICP”) for 2013 and 2014 will be 100% of base salary of $775,000 prorated for the period from the effective date through December 31, 2013 (the target award for the period in 2013 prior to the effective date will be prorated at 85% of your current base salary of $630,284. Your target award after 2014 is subject to the discretion of the Compensation Committee.

(D)                               Your equity target award in 2014 will be 220% of base salary in value, and thereafter, the target award will be determined by the Company’s Compensation Committee. These and future equity awards will be valued and made in such forms as determined in the discretion of the Compensation Committee.

(E)                                You shall be entitled to participate in all employee benefit plans and arrangements of the Company applicable to, and on a basis no less favorable than, senior level executives for medical, dental, vision, hospitalization, life insurance, short-term disability, long-term disability, accidental death and dismemberment protection and travel accident insurance plans. You shall not be entitled to participate in any executive perquisites program.

(F)                                 Commencing in 2014, you shall be entitled to six weeks of paid vacation in each calendar year in accordance with the Company’s vacation policy.

(G)                               The Compensation Committee has designated you an “Executive” pursuant to the Hexcel Corporation Severance Policy adopted and effective August 1, 2013, and the Policy, including its provisions for amending or terminating any benefits conferred thereunder, shall solely govern the terms and conditions applicable to a termination of your employment from the Company, and the following additional provisions applicable to you are hereby incorporated into and made subject to the Policy:

(1)                                 Within ten days following the date of your death while employed by the Company, the Company shall make a lump sum payment in an amount by which (A) the total amount received or to be received by your beneficiary or estate as payment under the basic insurance and any supplementary insurance provided by and at the expense of the Company on the your life is less than (B) the lesser of (I) $1,500,000 and (II) twice the sum of (x) the your annual base salary in effect as of the Date of Termination (as defined in the Policy) and (y) the average of the last three annual bonus amounts awarded to you under the MICP or any successor plan for the last three plan years completed prior to the Date of Termination (however, any bonus award for the plan year during which the Date of Termination occurs shall not be used in computing the average).

(2)                                 A “Good Reason” termination of employment by you shall also include

(i)    The relocation of your principal place of employment to a location more than fifty (50) miles from the Company’s Headquarters in Stamford, CT unless part of a relocation of the Company’s Headquarters;

(ii)   Failure to elect or reelect you to the position of Chief Executive Officer or removal from such position; or

(iii)  A change in reporting such that you no longer report to the Board of Directors.

(3)                                 The multiples that are applicable to determine your severance payments and period of post-employment participation under Sections 4(e)(iii) and (iv) of the Policy shall be a multiple of 2.5 (Change of Control), or a multiple of 1.5 (other than Change of Control).

(H)                              You acknowledge that, as a senior management employee, you will be involved, on a high level, in the development, implementation and management of the Company’s global business plans, including those which involve the Company’s finances, research, marketing, planning, operations, and acquisition strategies. By virtue of your position and knowledge of the Company, you acknowledge that your employment by a competitor of the Company represents a serious competitive danger to the Company and that the use of your experience and knowledge about the Company’s business, strategies and plans by a competitor can and would constitute a valuable competitive advantage over the Company.  In view of the foregoing, and in consideration of your employment, you covenant and agree that, if your employment is terminated and the Company has fulfilled its obligations under the Policy, for a period of one and one-half years (or two and one-half years if you receive payments under clause (B)(x) of Section 4(e)(iii) of the Policy, you will not (A) engage, in any capacity, directly or indirectly, including but not limited to, director, employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the Business conducted by the Company on the Date of Termination anywhere in the world, or (B) solicit a customer of the Business in violation of clause (A) or solicit any employee to terminate employment with the Company; provided, that you may be employed by a competitor of the Company so long as your duties and responsibilities do not relate directly or indirectly to the business segment of the new employer which is actually or potentially competitive with the Business. The Company (for itself and its officers and directors) and you mutually agree and covenant not to disparage the reputation or character of the other.

(I)                                   You agree that all processes, technologies, designs and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively “Inventions”), conceived, developed, invented or made by you prior to the Date of Termination shall belong to the Company, provided that such Inventions grew out of the your work with the Company or any of its subsidiaries or affiliates, are related in any manner to the Business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  At the request of the Company, you shall (i) promptly disclose such Inventions to the Company, (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries, (iii) sign all papers necessary to carry out the foregoing, and (iv) give testimony or otherwise take action in support of your status as the inventor of such Inventions, in each case at the Company’s expense.

(J)                                   In addition to any obligation regarding Inventions, you acknowledge that the trade secrets and confidential and proprietary information of the Company, its subsidiaries and affiliates, including without limitation:

(1)                     unpublished information concerning:

(iv)        research activities and plans

(v)         marketing or sales plans

(vi)        pricing or pricing strategies

(vii)       operational techniques, and

(viii)      strategic plans;

(2)                     unpublished financial information, including information concerning revenues, profits and profit margins;

(3)                     internal confidential manuals; and

(4)                     any “material inside information” as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique information of the Company, its subsidiaries and affiliates.  In recognition of this fact, you agrees that you will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this offer letter, (ii) information of which you, prior to disclosure by you, did not know and should not have known, was disclosed to you by a third party in violation of any other person’s confidentiality or fiduciary obligation, (iii) disclosure required in connection with any legal process (provided you promptly give the Company written notice of any legal process seeking to compel such disclosure and reasonably cooperate in the Company’s attempt to eliminate or limit the scope of such disclosure) and (iv) disclosure while employed by the Company which you reasonably and in good faith believe to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall you make use of any such information for the benefit of any person, firm, corporation or other entity except on behalf of the Company, its subsidiaries and affiliates.

(K)                              You represent and warrant that:

(1)         you have not been subject to any suspension or debarment proceedings, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, and you are not for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement.

(2) Any misrepresentation by you under this Paragraph K shall be grounds for a “Cause” termination (as defined in the Policy) by the Company, and any equity or cash incentive award granted or payable to you after commencement of employment shall be forfeited and, if previously received by or paid to you, shall be repaid or returned by you (or your legal representatives if applicable) to the Company promptly upon request by the Company.

(L)                                Notices, demands and all other communications provided for in this offer letter or the Policy shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to you:

Mr. Nickie Lee Stanage

20807 Decatur Street

Cassopolis, Michigan 49031

If to the Company:

Hexcel Corporation

281 Tresser Blvd.

Stamford, CT 06901-3238

Attn:                                            General Counsel

or to such other address as each may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(M)                            By signing this offer letter, you and the Company hereby terminate the Employment and Severance Agreement dated October 28, 2009 (the “Employment Agreement”) except that

(1) The provisions of Section 4(h)(1)  of the Employment Agreement (“Modified Gross Up”) shall survive such termination, and references therein to Section 4(h)(2) of the Employment Agreement (“Valley” ) shall be deemed instead to reference Section 4(h) of the Policy (“Valley”), and

(2)Section 4(h) of the Policy (“Valley”) shall apply only if it has previously been determined that Section 4(h)(1) of the Employment Agreement (“Modified Gross Up”) does not apply. Then Section 4(h) (“Valley”) of the Policy shall apply if (A) the “Total Payments” (as defined in Section 4(h)(1) of the Policy) would be subject (in whole or part) to the “Excise Tax” (as defined in Section 4(h)(1) of the Policy), and (B) either (x) the Change in Control with respect to which the Total Payments become subject to the Excise Tax occurs on or before the fifth anniversary of the Effective Date of the Employment Agreement and the Parachute Payments are less than one-hundred-and-ten percent (110%) of the “Safe Harbor Amount” (as defined in Section 4(h)(1) of the Employment Agreement), or (y) the Change in Control with respect to which the Total Payments become subject to the Excise Tax occurs after the fifth anniversary of the Effective Date of the Employment Agreement.

This Paragraph M is intended to provide you with the same benefits that you would have received under Section 4(h) of the Employment Agreement if it had not been terminated, disregarding any contrary terms of the Policy, but after giving effect to the multiples set forth in Paragraph G(3) of this letter.

(N)                               The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles. It is the desire and intent of the parties that the provisions of Paragraphs H, I and J hereof shall be enforceable to the fullest extent permitted by applicable law or public policy.  If any such provision or the application thereof to any person or circumstance shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such provision shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by applicable law or public policy.  In any case, the remaining provisions or the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable shall remain in full force and effect.

(O)                                     Arbitration.  Any dispute or controversy arising under or in connection with this offer letter shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, constituting an Employment Dispute Tribunal in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Paragraphs H, I or J hereof.

Sincerely

HEXCEL CORPORATION

by

Mr. Joel Beckman
On Behalf of the Compensation Committee

EXECUTIVE

Mr. Nickie Lee Stanage